SCHEDULE 14A INFORMATION



Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. 1)

[X]  Filed by the Registrant
[ ]  Filed by a Party other than the Registrant

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Sec. 240.14a-11(c) or Sec.
     240.14a-12


          Lincoln National Convertible Securities Fund, Inc.
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           (Name of Registrant as Specified In Its Charter)

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(Name of Person(s) Filing Proxy Statement, if other than the
Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules
     14a-6(i)(4) and 0-11.

     1. Title of each class of securities to which transaction applies:

     2. Aggregate number of securities to which transaction applies:

     3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     4.   Proposed maximum aggregate value of transaction:

     5.   Total fee paid:

[ ]  Fee paid previously with preliminary proxy materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1)   Amount Previously Paid:

          -------------------------------------------------------

     2)   Form, Schedule or Registration Statement No.:

          -------------------------------------------------------

     3)   Filing Party:

          -------------------------------------------------------

     4)   Date Filed:

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                    H. Thomas McMeekin, President
          Lincoln National Convertible Securities Fund, Inc.
                         One Commerce Square
                       Philadelphia, PA 19103

                           April 24, 2000

Dear Shareholder:

     You recently received our Proxy Statement for the May 5, 2000 Annual Meeting of Shareholders. I am writing to update you about some important matters that have occurred since that Proxy Statement was mailed - an attempt to elect an alternative slate of dissident directors (the "Dissident Nominees") whose policies ultimately benefit only short-term market speculators and arbitrageurs at the expense of long-term shareholders. We are asking you to support the Fund's Board in its efforts to achieve long-term value for the Fund's shareholders. PLEASE SIGN, DATE
                                              -----------------
AND MAIL THE ENCLOSED WHITE PROXY CARD AS QUICKLY AS YOU CAN.
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YOU CAN ALSO FAX IT IMMEDIATELY TO (212) 809-0692.
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  Last week, a proxy statement with a green proxy card (the
"Dissident Proxy") was mailed which, among other things, proposes to elect two Dissident Nominees to the Fund's Board of Directors. These individuals are known in the closed-end fund industry for their attempts to force funds to liquidate, convert to open-end funds, make significant repurchases of fund shares, conduct tender offers or convert to interval funds. We believe such actions could result in the erosion of significant value for the Fund's long-term investors if the Fund is forced to liquidate holdings in a down market to cover redemptions or finance tender offers.

  As we reported in the Fund's 1999 annual report, the Fund's Board has taken significant measures to improve the Fund's performance and to address the Fund's discount to NAV. In the last year, the Fund increased its emphasis on the capital appreciation component of total return, and while this of necessity resulted in a modest decline in the Fund's dividend, the Fund's performance as measured by net asset value ("NAV") has been outstanding. Total return for the Fund (measured by NAV) was 38.58% for 1999, handily beating both the Lipper Convertible Mutual Fund Average at 22.33% and the S&P 500 Index at 19.53% for the same period, and closely competitive with the major convertible securities indices. The Fund's fourth quarter 1999 NAV total return of 32% beat both the First Boston Convertible Securities Index at 28.3% and the Merrill Lynch Convertible Index at 24.8% for that period. The Fund has continued to perform competitively with its convertible closed-end fund peers, with first quarter NAV total return of 16.3 % and a discount of 19.1 % as of March 31, 2000, compared to an average NAV performance of
14.5 % and discount of 19.8 % among its nine Lipper peers for the same period. (The performance data for Thursday, April 20, 2000 that should have been included in the Monday, April 24, 2000
Wall Street Journal would have shown NAV at $21.97, market price
-------------------
at $16.25, discount at 26%, and 52 week market return at 35%).
In addition, this Spring the Fund's Board authorized a measured share buy-back program, which is progressing well.

  We wish we could tell you that all of these measures have eliminated the Fund's discount, but they haven't. Market discounts are currently a reality for most closed-end funds, including closed-end funds on which the Dissident Nominees have served as directors, and these discounts tend to come and go as market interest in particular investment styles come in and out of favor. The Fund's Board remains committed to maximizing long-term total return for shareholders, which includes taking appropriate measures to address the discount, but we also believe it is important not to take shortsighted, desperate measures that could cripple the Fund in the long run. There is no evidence that any of the measures advocated by the Dissident Nominees for ongoing closed-end funds will have any long-term effect on eliminating NAV discounts. In fact, the measures advocated by the Dissident Nominees may serve only to drain the assets of the Fund, forcing the sale of top performing portfolio securities and limiting the Fund's investment flexibility. Such measures may benefit short-term speculators looking for a quick profit, but they do so directly at the expense of long-term holders like you.

  We are therefore asking for your help in fighting this untimely attempt to undermine the Fund. It may help you to know that the proposals raised in the Dissident Proxy, including the election of the Dissident Nominees, were filed months after the published deadline, and therefore these proposals, including the election of the Dissident Nominees, will not be proper subjects for action at the May 5, 2000 Annual Meeting, or at any adjournments. Even so, we still need to obtain sufficient shareholder votes to establish a quorum and to permit the Fund's proxy proposals to prevail at the Annual Meeting. To that end, you can help by doing the following things immediately:

 . SIGN, DATE AND MAIL THE ENCLOSED WHITE PROXY CARD

 . DO NOT RETURN ANY GREEN DISSIDENT PROXY CARD
     ---
     ---

  You can find more information in the Supplemental Proxy
Statement that is enclosed with this letter.

  On behalf of the Fund's Board, we thank you for standing with us against what we believe is a blatant attempt to benefit market speculators and arbitrageurs.

Sincerely,



/s/ H. Thomas McMeekin
----------------------
H. Thomas McMeekin
President


  IMPORTANT: Please make sure that your latest dated proxy card is a WHITE card voting FOR the Board's nominees. A later dated card, even if marked "withhold authority" to vote for the Dissident Nominees, will only serve to revoke your prior vote for the Board.

  If you have any questions or need assistance in voting your shares, please call our proxy solicitor, D.F. King & Co., Inc. toll-free at 1-800-848-3416.

  YOU CAN FAX YOUR SIGNED AND DATED WHITE PROXY CARD TO
  (212) 809-0692.



      LINCOLN NATIONAL CONVERTIBLE SECURITIES FUND, INC.
                      One Commerce Square
                    Philadelphia, PA 19103

                 SUPPLEMENTAL PROXY STATEMENT
                         APRIL 24, 2000
  Annual Meeting of Stockholders to be held on May 5, 2000


  The following information supplements the Proxy Statement dated March 27, 2000 of Lincoln National Convertible Securities Fund, Inc. (the "Fund") furnished in connection with the solicitation of proxies by the Board of Directors of the Fund to be voted at the Annual Meeting of Stockholders of the Fund to be held on May 5, 2000 at 10:00 a.m. (CDT) at The Chicago Club, 81 East Van Buren Street, Chicago, Illinois and at any adjournments or postponements thereof (the "Annual Meeting").

  Only stockholders of record at the close of business on March 16, 2000 will be entitled to vote at the meeting or at any adjournments or postponements thereof.


RECENT DEVELOPMENTS

For a discussion of recent developments, please see the letter of
H. Thomas McMeekin, President of the Fund, that accompanies this Supplemental Proxy Statement.


PARTICIPANTS

  As a result of the proxy contest referred to in Mr.
McMeekin's letter, the SEC requires the Fund to provide stockholders with certain additional information relating to "participants," as defined in the SEC's proxy rules. Pursuant to those rules, the Fund's Directors are, and certain employees and agents of the Fund may be, deemed to be "participants." Unless otherwise indicated below, the address of the participants described below is the address of the Fund's principal executive offices. Except as indicated below, no participant has purchased or sold or otherwise acquired or disposed of any shares of Common Stock of the Fund in the last two years. Information with respect to the participant's beneficial ownership of Common Stock of each Fund is as of April 24, 2000.

  Thomas L. Bindley is a Director of the Fund.  Since 1998,
Mr. Bindley has been President of Bindley Capital Corporation, a consulting and financial advisory firm located at 707 Skokie Boulevard, Suite 600, Northbrook, Illinois, 60062. Mr. Bindley is the beneficial owner of 5,000 shares of Common Stock of the Fund, which he acquired between December 1 and December 15, 1998.

  Richard M. Burridge, Sr. is a Director of the Fund.  Since
2000, he has been a Vice President of Paine Webber, an investment firm with offices at 125 South Wacker Driver, Suite 2600,
Chicago, Illinois, 60606. Mr. Burridge is the beneficial owner of 5,923 shares of Common Stock of the Fund.

  Adela Cepeda is a Director of the Fund.  Since 1995, Ms.
Cepeda has been the President of A.C. Advisory, Inc., a financial advisory firm located at 70 W. Madison Street, Suite 2100,
Chicago, Illinois, 60602. Ms. Cepeda is the beneficial owner of 3,777 shares of Common Stock of the Fund, which includes 2,000 shares of Common Stock she acquired on November 1, 1999.

  Roger J. Deshaies is a Director of the Fund.  Since 1998,
Mr. Deshaies has been Senior Vice President, Finance of Brigham and Women's Hospital, located at Executive Offices PBB-Admin. 4, 4020 Shattuck Street Receiving, Boston, Massachusetts, 02115. Mr. Deshaies is the beneficial owner of 2,317 shares of Common Stock of the Fund.

  Thomas N. Mathers is a Director of the Fund.  Since 1989,
Mr. Mathers has been a Vice President and Director of OFC Meadowood Retirement Community, a retirement community. Mr. Mathers is the beneficial owner of 1,000 shares of Common Stock of the Fund.

  H. Thomas McMeekin is a Director of the Fund and has been President of the Fund since 1994. He is also President of Lincoln Investment Management, Inc., the Fund's investment adviser, and Executive Vice President and Chief Investment
Officer - Fixed Income of Delaware Management Company, the Fund's sub-adviser. Mr. McMeekin is the beneficial owner of 1,194 shares of Common Stock of the Fund.

  Daniel R. Toll is a Director of the Fund. Mr. Toll is a corporate and civic director, and his business address is 20
South Clark Street, Suite 2222, Chicago, Illinois, 60603. He is the beneficial owner of 1,000 shares of Common Stock of the Fund.


SOLICITATION OF PROXIES

  This proxy solicitation is being made by the Board of Directors of the Fund for use at the Annual Meeting. The cost of this proxy solicitation will be borne by the Fund. In addition to solicitations by mail, solicitations also may be made by advertisement, telephone, telegram, facsimile transmission or other electronic media, or personal contacts. In addition to solicitation services to be provided by D.F. King & Co., Inc. ("D.F. King"), as described below, proxies may be solicited by the Fund and its directors, officers and employees (who will receive no compensation therefor in addition to their regular salaries) and/or regular employees of the Fund's investment adviser, administrator, stock transfer agent, or any of their affiliates. Arrangements also will be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of the Common Stock of the Fund, and such persons will be reimbursed for their expenses. Although no precise estimate can be made at the present time, it is currently estimated that the aggregate amount to be spent in connection with the solicitation of proxies by the Fund (excluding the salaries and fees of officers and employees) will be approximately $130,000, and that the total cash expenditure to date relating to the solicitation has been under $10,000. These estimates include fees for attorneys, accountants, advisers, proxy solicitors, advertising, printing, distribution and other costs incidental to the solicitation.

  The Fund has retained D.F. King at a fee estimated not to exceed $40,000, plus reimbursement of reasonable out-of-pocket expenses, to assist in the solicitation of proxies (which amount is included in the estimate of total expenses above). The Fund has also agreed to indemnify D.F. King against certain liabilities and expenses. D.F. King anticipates that approximately 25 of its employees may solicit proxies. D.F. King is located at 77 Water Street, New York, New York 10005.


EXCLUSION OF DISSIDENT PROXY PROPOSALS

  In addition to the proposal for the ratification of independent auditors, the proxy statement with the green proxy card mailed to stockholders last week (the "Dissident Proxy") includes proposals for the election of an alternative slate of dissident directors (the "Dissident Nominees") as well as a proposal for a bylaw amendment (the proposal to elect the Dissident Nominees and the bylaw proposal collectively referred to as the "Dissident Proposals"). The Dissident Proposals were received several months after the Fund s published deadline for receipt of shareholder proposals. As a result, the Dissident Proposals will not be proper subjects for action at the Annual Meeting on May 5, 2000 and at any adjournments or postponements thereof, and the Fund s management is not including the Dissident Proposals in this Supplemental Proxy Statement or on the enclosed WHITE Proxy Card. Moreover, the Fund did not receive timely notice of the Dissident Proposals for purposes of the SEC's proxy rules. Therefore, in the unlikely event that the Dissident Proposals are properly brought before the Annual Meeting or any adjournments or postponements thereof, the persons named as Proxies on Management's Proxy card, voting in their discretion, will vote against them (or, as applicable, will vote as previously stated in the Fund's original Proxy Statement). The persons named as Proxies on Management's Proxy card may also vote in their discretion on any other proposals that properly come before the Annual Meeting and any adjournments or postponements thereof.

VOTING INFORMATION

  Your vote is important. Please sign, date and mail promptly the enclosed WHITE proxy card in the enclosed self-addressed stamped envelope. Your Board of Directors urges you to vote "FOR" its nominees on the enclosed WHITE proxy card and "FOR" the ratification of Pricewaterhouse Coopers as independent auditors for the Fund. Please do NOT sign and return any green Dissident card sent to you.

  It is not necessary to check any boxes if you wish to vote in accordance with your Board's recommendations. Simply sign, date and return the enclosed WHITE proxy card.

YOU CAN ALSO FAX YOUR SIGNED AND DATED PROXY CARD TO D.F. KING AT
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(212) 809-0692.
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  If your shares are held in "street  name," immediately
instruct your broker or the person responsible for your account to sign a WHITE proxy card on your behalf. You should also sign, date and mail your WHITE proxy card immediately upon receipt from your broker or bank, using the postage-paid envelope provided. Please do so for each account you maintain. If you have further questions or need assistance, please call D.F. King TOLL FREE
(800) 848-3416.

  Whether or not you plan to attend the Annual Meeting in person, you are requested to sign, date and mail the enclosed WHITE Proxy Card in the enclosed envelope which requires no postage if mailed in the United States. Please act today.

  IMPORTANT: Please make sure that your latest proxy card is a WHITE card voting FOR the Board's nominees. A later dated card, even if marked "withhold authority" to vote for the Dissident NOMINEES, will only serve to revoke your prior vote for the Board.

  YOU CAN ALSO FAX YOUR SIGNED AND DATED PROXY CARD TO D.F. KING
  ------------------------------------------------------------
  AT (212) 809-0692.
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                   FOR YOUR CONVENIENCE
        YOU MAY FAX YOUR VOTE, DIRECTLY TO OUR PROXY
               SOLICITOR, D.F. KING & CO. AT
                      1-212-809-0692


          PLEASE BE SURE TO SIGN AND DATE YOUR CARD.

   Please fold and detach card at perforation before mailing.

Please vote by checking (x) the appropriate boxes below.

1.     To elect the following nominees as Directors of the Fund.
      1)    Adela Cepeda        2)   Roger J. Deshaies

    / /     FOR ALL   / /  WITHHOLD ALL   / /  FOR ALL EXCEPT

  -------------------------------------------------
  If you checked "For All Except," write the withheld nominee's name above.


2. To ratify the selection of Pricewaterhouse Coopers L.L.P. as Independent Auditors for the Fund for the fiscal year ending
  December 31, 2000.
     / /    FOR  / /  AGAINST   / /  ABSTAIN

LINCOLN NATIONAL CONVERTIBLE SECURITIES FUND, INC.


THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints H. Thomas McMeekin and Eric E. Miller or either of them, with the right of substitution, proxies of the undersigned at the Annual Meeting of Stockholders of the Fund indicated on this form to be held at The Chicago Club, 81 East Van Buren Street, Chicago, Illinois, on Friday, May 5, 2000 at 10:00 A.M. (CDT), or at any postponement or adjournments thereof, with all the powers which the undersigned would possess if personally present, and instructs them to vote upon any matters which may properly be acted upon at this meeting and specifically as indicated on this form. Please refer to the proxy statement for a discussion of each of these matters.

BY SIGNING THIS CARD, YOU AUTHORIZE THE PROXIES TO VOTE EACH PROPOSAL AS MARKED, OR IF NOT MARKED, TO VOTE "FOR" EACH PROPOSAL, AND TO USE THEIR DISCRETION TO VOTE ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING, OR AT ANY POSTPONEMENT OR ADJOURNMENT THEREOF. PLEASE COMPLETE AND MAIL THIS CARD AT ONCE IN THE ENCLOSED ENVELOPE.


THIS PROXY CARD IS ONLY VALID WHEN SIGNED.

TO SECURE THE LARGEST POSSIBLE REPRESENTATION AND AVOID THE ADDITIONAL EXPENSE TO THE FUND OF FURTHER SOLICITATION, PLEASE DATE AND SIGN NAME OR NAMES BELOW AS PRINTED ON THIS CARD TO AUTHORIZE THE VOTING OF YOUR SHARES AS INDICATED. WHERE SHARES ARE REGISTERED WITH JOINT OWNERS, ALL JOINT OWNERS SHOULD SIGN.

PERSONS SIGNING AS EXECUTOR, ADMINISTRATOR, TRUSTEE OR OTHER
REPRESENTATIVE SHOULD GIVE FULL TITLE AS SUCH.


Date    , 2000

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Signature(s)               (Joint Owners)


(PLEASE SIGN WITHIN BOX)

DEL533FX